UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2023

RVL Pharmaceuticals plc

(Exact name of registrant as specified in its charter)

Ireland	001-38709	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Crossing Boulevard Bridgewater, NJ	08807
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (908) 809-1300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares	RVLP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01	Other Events

On August 25, 2023, RVL Pharmaceuticals plc (the “Company”) filed a Current Report on Form 8-K reporting that the Company had established October 5, 2023 as the date of an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) to seek shareholder approval (i) to effect a reverse share split of the Company’s share capital, (ii) to increase the authorized share capital of the Company, (iii) to grant the board of directors of the Company (the “Board”) an updated authority under Irish law to allot and issue shares, warrants, convertible instruments and options for a period of five years up to the increased authorized share capital of the Company, (iv) to grant the Board an updated authority under Irish law to issue shares (including rights to acquire shares) for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance, and (v) of the issuance of certain of the Company’s warrants issued pursuant to the Securities Purchase Agreement, dated August 15, 2023, between the Company and an accredited investor and pursuant to the engagement letter dated August 9, 2023 between the Company and H.C. Wainwright & Co., LLC and the issuance of the Company's ordinary shares upon the exercise of such warrants.

The Board has now established October 2, 2023 as the date of the Extraordinary General Meeting. Additional details regarding the Extraordinary General Meeting will be disclosed in the Company’s definitive proxy statement for the Extraordinary General Meeting to be filed with the U.S. Securities and Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RVL PHARMACEUTICALS PLC

Dated: September 5, 2023	By:	/s/ Brian Markison
Brian Markison
Chief Executive Officer